Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

YRC Worldwide Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-159355 and 333-164877) on Form S-3, (Nos. 333-108081 and 333-123760) on Form S-4, and (Nos. 333-16697, 333-59255, 333-49620, 333-88268, 333-121370, 333-121470, 333-124847, 333-139691, 333-144958, 333-150941, 333-159354, 333-167931, 333-168401) on Form S-8 of YRC Worldwide Inc. of our reports dated March 14, 2011, with respect to the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009 and the related consolidated statements of operations, cash flows, shareholders’ equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2010, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of YRC Worldwide Inc.

Our audit report on the consolidated financial statements of YRC Worldwide Inc. and subsidiaries dated March 14, 2011 contains an explanatory paragraph that states that the Company has experienced significant declines in operations, cash flows and liquidity and these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and the financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Kansas City, Missouri

March 14, 2011